Holly Energy Press Release
Holly Energy Partners Completes Two-for-One Unit Split
DALLAS, TX, January 16, 2013 – Holly Energy Partners, L.P. (NYSE:HEP) announced today the completion of its two-for-one common unit split. The unit split was effected by the distribution of one additional common unit for each common unit outstanding and held by unitholders of record at the close of business on January 7, 2013 taking the overall number of Holly Energy Partners common units outstanding to approximately 56.8 million. Post-split, Holly Energy Partners’ current annualized cash distribution rate will be $1.85 per unit. Common units will begin trading on a post-split basis on the New York Stock Exchange as of the market opening on January 17, 2013.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 44% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area, and a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada and related product terminals.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.

FOR FURTHER INFORMATION, Contact:

Neale Hickerson
Julia Heidenreich
Investor Relations
Holly Energy Partners
214/954-6511